EXHIBIT 99.1

Central Vermont Public Service

NEWS RELEASE

For Immediate Release: November 29, 2007

CVPS, DPS agree on 2.3 percent rate increase

RUTLAND, Vt. - Central Vermont Public Service (NYSE-CV) and the Vermont Department of Public Service today agreed to a 2.3 percent rate increase to take effect with bills rendered in February. CVPS filed for a 4.46 percent rate increase in May. The settlement must be approved by the Vermont Public Service Board.

"This settlement will provide CVPS with modest but adequate funds to improve customer service and reliability, while maintaining extremely competitive rates compared to the rest of New England," President Bob Young said. "Working with the DPS, we were able to reduce our initial request while committing to making substantial additional investments in tree trimming and system upgrades, which will benefit our customers."

Under the settlement, a residential customer using 500 kilowatt-hours per month would see an increase of $1.65, from $71.46 to $73.11 - still among the lowest in the Northeast.

According to the Edison Electric Institute, many customers would pay far more elsewhere in New England. Customers of Boston Edison and Connecticut Light and Power would pay over $100 for 500 kWh. An Nstar-Cambridge Electric customer would pay more than $104, according to EEI.

Young said internal cost controls and CVPS's long-term power contracts with Hydro-Quebec and Vermont Yankee have largely protected customers from significant rate pressures facing many other utilities. While the number of customers served by CVPS has increased from 143,500 in 1993 to 158,000 today, the number of employees has fallen from 750 employees in 1993 to 550 today.

CVPS rates have increased only slightly in the past eight years, comprised of just a handful of small increases and decreases. The proposed rates would be just 5.9 percent higher than rates in 1999. The Consumer Price Index has risen 21 percent, while the CPI for energy has risen almost 85 percent between 1999 and 2006.

The rate settlement is intended to dovetail with a pending alternative regulation plan filed by CVPS in August. The plan, which must be approved by the PSB, includes mechanisms and incentives to encourage further cost controls and efficiencies. In consultation with the DPS, CVPS plans to hire an outside consultant to conduct a business process review to determine where more efficiencies might lie.

"We want to keep rates as low as possible for our customers while providing them with the kind of service, reliability and storm response they have come to expect," Young said. "This review and alternative regulation plan will help us do that."